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                                                                Exhibit 3.2


                           FIRST AMENDED AND RESTATED

                                     BY-LAWS

                                       OF

                         SENTEX SENSING TECHNOLOGY, INC.



     Section 1. ANNUAL MEETING. The annual meeting of shareholders shall be held at 10 a.m. on the first Thursday of March of each year upon not less than ten nor more than sixty days' written notice of the time, place and purposes of the meeting at the principal office of the corporation, or such other time and place as shall be specified in the notice of meeting in order to elect directors of the corporation and transact such other business as shall come before the meeting. If that date is a legal holiday, the meeting shall be held at the same hour an the next succeeding business day.

     Section 2. SPECIAL MEETINGS OF SHAREHOLDERS. Special meetings of shareholders may he called for any purpose or purposes, by the president or by the board or by any member of the board. Special meetings shall be held at the principal office of the corporation or at such place as shall be specified in the notice of meeting. Special meetings shall be called upon written notice of, the time, place and purposes of the meeting given not less than ten nor more than sixty days prior to the date of the meeting.

     Section 3. WAIVERS OF NOTICE OF SHAREHOLDER MEETINGS; ADJOURNMENTS. Notice of a meeting of shareholders need not be given to any shareholder who signs a waiver of such notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by such shareholder. When any meeting is adjourned to another time or place, it shall not be necessary to give notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting.

     Section 4. ACTION WITHOUT SHAREHOLDER MEETING. Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if all the shareholder entitled to vote thereon consent thereto in writing and such written consents are filed with the minutes of proceedings of shareholders.

     Section 5. BOARD OF DIRECTORS; GENERAL POWERS. The business and affairs of the corporation shall be managed by or under the direction of its board of directors (herein referred to as the "board").


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     Section 6. NUMBER AND TERM OF DIRECTORS; REGULAR MEETINGS. The number of directors shall be not less than one nor more than 25 as may be determined from time to time by resolution of the board. The term of office of each director shall be from the time of election and qualification until the annual meeting of shareholders next succeeding such election and until a successor shall have been elected and shall have qualified. A regular meeting of the board for the election of officers and such other business as may come before the meeting shall be held within 60 days following the annual meeting of shareholders. The board may provide by resolution adopted at any meeting of the board for additional regular meetings which may be held without notice.

     Section 7. SPECIAL MEETINGS OF THE BOARD. Special meetings of the board for any purpose or purposes may be called at any time by any one of the directors. Such meetings shall be held upon two days notice given personally or by telephone or telegraph, or by four days notice given by depositing notice in the mails, postage prepaid. Such notice shall specify the time and place of the meeting.

     Section 8. WAIVERS OF NOTICE OF BOARD MEETINGS; ADJOURNMENT. Notice of a meeting of the board need not be given to any director who signs a waiver of notice whether before or after the meeting, or who attends the meeting without protesting the lack of notice prior to the conclusion of the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the board need be specified in the notice or waiver of notice of such meeting. Notice of an adjourned meeting need not be given if the time and place are fixed at the meeting adjourning and if the period of adjournment does not exceed ten days in any one adjournment.

     Section 9. ACTION WITHOUT MEETING. The board or any committee thereof may act without a meeting if, prior or subsequent to such action, each member of the board or of each committee shall consent in writing to such action. Such written consent or consents shall be filed with the minutes of the corporation.

     Section 10. QUORUM OF BOARD OF DIRECTORS. One director shall constitute a quorum of the board for the transaction of business unless either the board consists of two directors, in which case two directors shall constitute a quorum, or the board consists of three or more directors, in which case a majority of the directors shall constitute a quorum.

     Section 11. VACANCIES IN THE BOARD OF DIRECTORS. Unless otherwise provided in the Certificate of Incorporation, any vacancy in the board, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though by less than a quorum of the board, or by a sole remaining director.



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     Section 12. OFFICERS. At its regular meeting following the annual meeting of shareholders, the board shall elect a chairmen of the board, president, a treasurer, a secretary, and such other officers as it shall deem necessary. One person may hold two or more offices but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law or by these by-laws to be executed, acknowledged or verified by two or more officers. The duties and authority of shall be determined from time to time by the board. Subject to any such determination, the officers shall have the following duties and authority:

          (a) The Chairman of the Board shall be the chief executive officer of the Corporation, and shall preside at all meetings of the shareholders and of the board and shall, in addition, perform ouch other duties as the board may determine.

          (b) The president shall have general charge and supervision over and responsibility for the affairs of the corporation. Unless otherwise directed by the board, all other officers shall be subject to the authority and the supervision of the president. The president may enter into and execute in the name of the corporation contracts or other instruments not in the regular course of business which are authorized, either generally specifically, by the board. The president shall have the general powers and duties of management usually vested in the office of president of a corporation. The president may delegate from time to time to any other officer, any or all of the foregoing duties and authority.

          (c) Executive vice presidents, vice presidents, chief operating officers or chief financial officers, if elected, shall have such duties and possess such authority as may be delegated to them by the president.

          (d) The treasurer shall have the custody of the funds and securities of the corporation and shall keep or cause to be kept regular books of account for the corporation. The treasurer shall perform such other duties and possess such other authority as are incident to the office or as shall be assigned by the president or the board.

          (e) Assistant treasurers, if elected, shall have such duties and possess such authority as may delegated to them by the treasurer.

          (f) The secretary shall cause notices of all meetings to be served as prescribed in these by-laws and shall keep or cause to be kept the minutes of all meetings of the shareholders and the board. The secretary shall have charge of the seal of the corporation and shall perform such other duties and possess such authority as are incident to the office or as shall be assigned by the president or the board.



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          (g) Assistant secretaries, if elected, shall have such duties and possess such authority as may be delegated to them by the secretary.

     Section 13. LOANS TO DIRECTORS, OFFICERS, EMPLOYEES. The corporation may lend money to, or guarantee any obligation of, or otherwise assist, any officer or other employee of the corporation whenever the board determines that such loan, guarantee, or assistance may reasonably be expected to benefit the corporation.

     Section 14. FORCE AND EFFECT OF BY-LAWS. These by-laws are subject to the provisions of the New Jersey Business Corporation Act (the "Act") and the Certificate of Incorporation as they may be amended from time to time. If any provision in these by-laws is inconsistent with a provision in the Act or the Certificate of Incorporation, the provision of the Act or the Certificate of Incorporation shall govern to the extent of such inconsistency.